NOTE TERMINATION AGREEMENT

This Note Termination Agreement (“Agreement”), dated June 5, 2014, is by and between Naked Brand Group Inc. (the “Borrower”) and JMJ Financial (the “Lender”) (together, the “Parties”).

WHEREAS, the Borrower and the Lender entered into a $500,000 Promissory Note dated November 13, 2013 (the “Note”) and the Lender paid $100,000 of Consideration to the Borrower under the Note at closing;

WHEREAS, in a letter dated November 13, 2013, the Borrower directed its transfer agent, Standard Registrar & Transfer Company, Inc., to irrevocably reserve 7.5 million shares of common stock of the Borrower for issuance to the Lender upon full conversion of the Note in accordance with the terms thereof (the “Share Reservation Letter”); and

WHEREAS, the Lender wishes to convert a portion of the payment made to the Borrower on November 13, 2013 into shares of common stock of the Borrower, the Borrower wishes to repay the remainder of the Note in cash following the conversion, the Borrower wishes to cancel the Share Reservation Letter, and, following these actions, the Borrower and the Lender wish to terminate the Note.

NOW, THEREFORE, the parties agree as follows:

1. Conversion. The Lender shall submit a conversion notice to the Borrower on June 5, 2014, in the form attached as Exhibit A to this Agreement, to convert $40,000 of the outstanding balance under the Note into 330,000 duly and validly issued, fully paid and non-assessable shares of common stock of the Borrower (the “Shares”). The Borrower agrees to process the conversion notice and cause its transfer agent to deliver the Shares by DWAC/FAST electronic delivery by June 10, 2014.

2. Payoff. The Borrower shall repay the Lender the remaining balance on the Note by June 10, 2014 by wire transfer of immediately available funds in the amount of $175,000 (the “Payoff Amount”) to the bank account set forth in Exhibit B to this Agreement.

3. Termination and Mutual Release. Effective immediately upon Lender’s receipt of both of the following (the “Termination Date”): (i) the Shares; and (ii) the full Payoff Amount, then (A) the Share Reservation Letter shall be cancelled and the shares reserved thereunder shall be released, (B) the Note shall be cancelled and terminated with no remaining obligations by either the Borrower or the Lender thereunder.

4. Mutual Release. Effective immediately upon the Termination Date, each Party, on its own behalf and on behalf of each of its past and present officers, directors, shareholders, employees, agents, representatives, affiliates, subsidiaries, divisions, predecessors, heirs, successors and administrators, hereby releases and forever discharges the other Party and each of its respective past and present affiliates, subsidiaries, predecessors, successors, and assigns, and each of its respective past and present members, shareholders, employees, agents, representatives, officers and directors, of and from any and all demands, subpoenas, information requests, obligations, actions, claims (for indemnification or otherwise), causes of action, rights, debts, liabilities, damages, costs, losses, expenses and compensation of any kind, liquidated or unliquidated, anticipated or unanticipated, known or unknown, matured or unmatured, now or hereinafter existing; provided, however, nothing contained herein shall relieve any party of any of its obligations under this Agreement, or extinguish or modify any rights that any party may have under this Agreement.

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Please indicate acceptance and approval of this Agreement by signing below:

Borrower: /s/ Joel Primus	Lender: /s/ JMJ Financial
Joel Primus	JMJ Financial
Naked Brand Group Inc.	Its Principal
Chief Executive Officer

[Note Termination Agreement Signature Page]

EXHIBIT A

EXHIBIT B

WIRING INSTRUCTIONS

Justin Keener d/b/a JMJ Financial
Acct #: 5010-1605-3883
Rout #: 026-009-593
Bank of America